Exhibit 10.1

[ADTRAN Letterhead]

July 18, 2005

Mr. Howard Thrailkill

Huntsville, AL 35801

Dear Howard:

This letter will confirm the agreement between you and ADTRAN, Inc. We have agreed to the following:

1.	You have retired from your position as President, Chief Operating Officer and Board Member effective as of September 10, 2005. You will, however, remain employed by ADTRAN through October 31, 2005.

2.	During the period from September 10, 2005 through October 31, 2005 (the “Employment Extension Period”), you will be available to ADTRAN for advice and for special projects as may be designated or requested by the Chairman of the Board, the Chief Executive Officer, or the President and Chief Operating Officer.

3.	During the Employment Extension Period, you will be paid hourly based on your actual hours worked. During this period, you will be compensated at the rate of $100.00 per hour.

4.	During the Employment Extension Period, your previously-granted stock options will continue to vest on their normal vesting schedule.

Please indicate your agreement to these terms by signing a copy of this letter where indicated below.

Sincerely,

/s/ Mark C. Smith
Mark C. Smith
Chairman and Chief Executive Officer

Accepted and agreed:

/s/ Howard A. Thrailkill
Howard A. Thrailkill